Exhibit 10.1

Park Sterling Corporation

Executive Incentive Program

November 22, 2016

This document outlines the Park Sterling Corporation Executive Incentive Program (the “Program”) pursuant to which selected key employees of Park Sterling Corporation (“Park Sterling”) and its Affiliates may earn annual cash incentive compensation upon the achievement of specified performance goals. This Program is offered by Park Sterling under the Park Sterling Corporation 2014 Long-term Incentive Plan, as may be amended or restated from time to time (the “2014 LTIP”) and the incentive compensation opportunities granted hereunder are considered Cash Performance Awards, as described in the 2014 LTIP. The terms and conditions of the 2014 LTIP are incorporated herein.

Capitalized terms not otherwise defined in this Program shall have the meanings given to them under the 2014 LTIP.

1.	Purpose

The purpose of the Program is to provide Participants the opportunity to earn annual cash incentive compensation (a “Bonus”) based on the achievement of specified performance goals that will further Park Sterling’s strategic plan and generate value for Park Sterling’s shareholders. The Program is further intended to assist Park Sterling in its ability to motivate, attract and retain qualified executives.

2.	Effective Date; Performance Periods

This Program is effective November 22, 2016 (the “Effective Date”). The initial period over which performance will be measured under the Program will be from January 1, 2016 through December 31, 2016 (the “Initial Performance Period”). Following the Initial Performance Period, the Program shall automatically renew and continue for successive one-year periods (each such successive calendar year performance period being a “Program Year”) unless otherwise terminated or modified in accordance with the Program and specifically approved by the Committee.

3.	Eligibility

Participation is limited to Park Sterling’s Chief Executive Officer (the “CEO”) and those executives or other employees of Park Sterling and its Affiliates recommended by the CEO and approved by the Committee (the CEO and selected executives and/or employees, collectively, “Participants”. The Committee shall retain the discretion to include a Participant and any otherwise-eligible executive hired or promoted after the commencement of a Program Year. In addition, the Committee shall retain the discretion to exclude any individual it determines appropriate; provided, that if such individual is already a Participant for a particular Program Year, the Committee may only exclude such individual on a prospective basis for future Program Years.

4.	Target Award; Performance Goals

The Committee shall establish the target amount of each Participant’s potential Award under this Program (the “Target Award”) and the applicable Performance Goals (as set forth in the 2014 LTIP) applicable to a Participant’s Award. The Target Amount and the specific formula and weighting for each Performance Goal shall be set forth on each Participant’s “Participation Notice,” a form of which is attached hereto as Attachment A. The Committee shall also establish whether any performance thresholds or maximum payments will apply to a particular Award. In the event the Committee establishes a performance threshold and/or maximum payment and the performance achievement falls between such threshold, target and/or maximum, a Participant’s Award will be calculated using linear interpolation.

5.	Administration

The Program shall be administered by the Committee in accordance with the terms and conditions of the 2014 LTIP. The Committee may consult with the CEO and other executives and employees of Park Sterling and its Affiliates with respect to establishing a Participant’s Target Award and Performance Goals (as described in Section 4 above); however, all decisions under this Program shall be made exclusively by the Committee.

For the 2017 Program Year and for each subsequent Program Year thereafter and in accordance with Section 3.1(b) of the 2014 LTIP, the Committee shall:

(a)

Establish the applicable Target Amount, Performance Goals and the specific formula and weighting for each Performance Goal with respect to each Participant before twenty-five percent (25%) of the performance period has elapsed, but in no event later than ninety (90) days after the first day of the applicable performance period;

(b)	Ensure that at the time any Performance Goals are established that the outcome with respect to such Performance Goals is substantially uncertain; and

(c)	Certify in writing following the end of the applicable performance period and prior to vesting, settlement or payment, whether or not and the degree to which any Performance Goals have been satisfied.

For purposes of clarity and in recognition of the Program’s Effective Date, the Committee shall not be required to take the actions described in Sections 5(a) and 5(b) above with respect to the 2016 Program Year; however, the Committee shall certify in writing the achievement of Performance Goals with respect to the 2016 Program Year, as described in Section 5(c).

Notwithstanding the foregoing, the Committee may determine either during an applicable Program Year or following the conclusion of an applicable Program Year and its determination of Performance Goal achievement, to exercise negative discretion, to decrease (but never increase), the amount of a Participant’s Bonus payable to the Participant pursuant to this Program. Any exercise of negative discretion by the Committee shall be performed in a manner consistent with the requirements of Code Section 162(m).

6.	Conditions to Payment

A Participant must remain continuously employed by Park Sterling or an Affiliate throughout the applicable Program Year and through the date of payment in order to receive any payment pursuant to this Program. Except as described below, in the event that a Participant ceases to remain continuously employed by Park Sterling or an Affiliate throughout the applicable Program Year and through the date of payment, the Participant shall not be entitled to any payment pursuant to this Program. Any payments made pursuant to this Program shall be made following the end of the applicable Program Year and the Committee’s written certification of the achievement of the applicable Performance Goals (as described in Section 5 above) but prior to March 15th of the year following the end of the Program Year.

Notwithstanding the foregoing, in the event that during a Program Year, (a) a Participant’s employment with Park Sterling and its Affiliates terminates due to the Participant’s (i) death, (ii) Disability, or (iii) Retirement (as defined below), or (b) the Participant transfer out of an eligible position prior to the end of the Program Year (for any reason), the Participant shall remain eligible to receive a Bonus for such Program Year. Any such Bonus shall be based on the achievement of the applicable Performance Goals and the amount of any such Bonus shall be prorated by the number of complete months the Participant was employed by Park Sterling or its Affiliates divided by the total number of months in the Program Year. For purposes of this Program, the term “Retirement” shall mean, upon the consent of the Committee, the Participant voluntary terminates their employment with Park Sterling and its Affiliates upon reaching the age of 55 with 10 years of credited service, or after reaching the age of 65.

In addition, a Participant shall forfeit any right to payment pursuant to this Program under the following circumstances:

(a)

The issuance by any regulatory agency of a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee determines it imprudent to pay Bonuses under this Program;

(b)	The Committee’s determination, after a review of Park Sterling’s and its Affiliate’s credit quality measures, that it is imprudent to pay Bonuses under this Program;

(c)	A Participant who receives a performance evaluation of “Below Expectations”;

(d)	A Participant is on “Corrective Action” at the time payments are to be made under this Program; or

(e)	The Committee’s determination that a Participant has materially violated any of Park Sterling’s or its Affiliate’s Code of Ethics, information security or other company policies.

7.	Cash Payments; Tax Withholding; Deferrals

Bonuses earned under the Program will be calculated and paid in cash, less deferrals and applicable federal, state and local taxes.

8.	Modification and Termination of Program

The Program may be modified or changed at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. The Program may be terminated at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. In the event of a Program termination, the Participant shall continue to be eligible for incentive compensation awards for the Program Year based on the actual achievement of the applicable Performance Goals and prorated based on the number of full months prior to the Program’s termination date over the number of total months in the Program Year, unless the Committee determines in its discretion that no incentive compensation should be paid. Payment of any amounts due to Participants following the Program’s termination shall be paid at the time specified and according to the conditions set forth above.

9.	Participant Rights Not Assignable; Program not a Contract

Any Awards made or Bonuses paid pursuant to this Program shall not be subject to assignment, pledge or other disposition. Nothing contained in the Program shall confer upon any Participant any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Program affect the right of Park Sterling or its Affiliates to terminate a Participant’s employment. Participation in the Program does not confer rights to participation in any other program or future Program Years, including annual or long-term incentive programs, non-qualified retirement or deferred compensation programs or other executive perquisite programs sponsored or maintained by Park Sterling or any of its Affiliates.

10.	Ethical Statement

The Participant is subject to Park Sterling’s and its Affiliates’ Code of Ethics and any violations of this code or any other policy of Park Sterling and its Affiliates, or any breach by the Participant of the provisions of the Program, as determined by the Committee in its discretion, may result in a reduction of or disqualification from payments under the Program and disciplinary action up to and including termination.

11.	Governing Law and Venue

The interpretation and enforcement of the Program shall be governed by the laws of the State of North Carolina, and any action to enforce or determine any rights under the Program shall be brought exclusively in the Circuit Court of Mecklenburg County, North Carolina. By participating in this Program, the Participant consents and waives any objection to personal jurisdiction and venue in such court. The Program, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

12.	Attorney’s Fees and Costs

In the event of any legal action arising out of or relating to the interpretation or enforcement of the Program, Park Sterling shall be entitled to recover any attorney’s fees and costs incurred by Park Sterling or its Affiliates in the event that they are (or either of them is) the prevailing party.

13.	No Oral or Written Representations

Each Participant, by participating in this Program, acknowledges and agrees that no oral or written representation or promises not set forth herein have been made by Park Sterling or any Affiliate, and that the terms of the Program are set forth solely in this written Program document and the 2014 LTIP, which together, constitutes the complete and entire terms and conditions relating to this Program.

14.	Clawback

Any payments made pursuant to this Program are subject to any clawback or compensation recoupment policy or program adopted or maintained by Park Sterling or its Affiliates.

15.	Banking Regulatory Provision

All incentive compensation awards under the Program are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which Park Sterling or its Affiliates are subject.

Attachment A

2016 Program Year Participation Notice

Performance Goal(s):

Target Award Opportunity:

ACKNOWLEDGEMENT

I acknowledge that I have read and understand the Program described above. I understand that the Program is not a contract and may be revised, amended, or terminated at any time as more fully set forth above. Information regarding this Program is confidential and should not be shared with others.

PARTICIPANT:

Signature

Print Name

Date